Exhibit 99.1

BioDelivery Sciences President and Chief Executive Officer Dr. Mark A. Sirgo

to Retire at Year-End While Continuing as Vice Chairman

RALEIGH, NC – August 23, 2017 - BioDelivery Sciences International, Inc. (NASDAQ: BDSI) announced today that at the end of 2017, Dr. Mark A. Sirgo will retire as BDSI’s President and Chief Executive Officer, roles which he has held since 2005. Dr. Sirgo will remain as Vice Chairman of the Board of Directors where he will continue to provide leadership and guidance to BDSI. Dr. Sirgo and the Board will work together during the coming months to determine his successor.

“After thirteen years of leading BDSI from a start-up through three drug approvals and the creation of a fully-integrated pharmaceutical company, highlighted by the recent reacquisition and early commercial success of BELBUCA®, the business is very well positioned for long-term growth. With the outstanding team we have built and the overall strength of the business, year-end felt like the appropriate time for me to retire from my day-to-day role,” said Dr. Sirgo. “Announcing my plans now allows for the timely selection and onboarding of my replacement, a proven leader with significant commercial experience, before year-end. In my ongoing role as Vice Chairman, I will continue to offer my guidance to insure a smooth and thoughtful management transition while also providing strategic insight for the growth of BDSI, as we continue to focus and execute on our commercial strategy. In addition, during the next several months, I will be working with our experienced management team to achieve the goals I publicly outlined earlier this year, the most important of which are hitting our revenue target and continuing to evaluate strategic opportunities to enhance shareholder value.”

Dr. Sirgo was one of two founders of Arius Pharmaceuticals which was merged with BDSI in August of 2004. Arius brought to BDSI the BioErodible MucoAdhesive film (BEMA®) technology that became the platform from which BDSI’s product pipeline evolved. Dr. Sirgo successfully led the company through the clinical development, U.S. Food and Drug Administration (FDA) approvals and launches of ONSOLIS® (fentanyl buccal soluble film), BUNAVAIL® (buprenorphine and naloxone) buccal film and BELBUCA® (buprenorphine) buccal film, while simultaneously transforming BDSI into a fully-integrated pharmaceutical company. Early commercialization partnerships with companies including Meda Pharmaceuticals, and later with Endo Pharmaceuticals and Collegium Pharmaceutical, secured nearly $250 million in partnering dollars, allowing BDSI the opportunity to develop its pipeline while limiting the use of the company’s equity. More recently, Dr. Sirgo was instrumental in the reacquisition of BELBUCA® under favorable financial terms from Endo, which has strengthened the commercial future of BDSI.

“Mark’s accomplishments during his tenure reflect his commitment to hard work, a continual focus on building a quality pharmaceutical company and unwavering dedication to creating shareholder value,” stated Dr. Frank O’Donnell, Chairman of BDSI’s Board. “Mark’s leadership and vision for drug development, much of which has been built from the BEMA platform that was acquired when Mark joined BDSI, have been instrumental to BDSI’s growth, including three successful drug approvals and the launch of a full commercial organization. We thank Mark for his innumerable contributions to BDSI and look forward to Mark’s continued leadership through this transition and his continued guidance as Vice Chairman.”

About BioDelivery Sciences International

BioDelivery Sciences International, Inc. (NASDAQ: BDSI) is a specialty pharmaceutical company with a focus in the areas of pain management and addiction medicine. BDSI is utilizing its novel and proprietary BioErodible MucoAdhesive (BEMA®) technology and other drug delivery technologies to develop and commercialize, either on its own or in partnership with third parties, new applications of proven therapies aimed at addressing important unmet medical needs.

BDSI’s marketed products and those in development address serious and debilitating conditions such as breakthrough cancer pain, chronic pain and opioid dependence. BDSI’s headquarters is in Raleigh, North Carolina.

For more information, please visit or follow us:
Internet:	www.bdsi.com
Facebook:	Facebook.com/BioDeliverySI
Twitter:	@BioDeliverySI

BUNAVAIL® (buprenorphine and naloxone) buccal film (CIII) and BELBUCA® (buprenorphine) buccal film (CIII) are marketed in the U.S. by BioDelivery Sciences. ONSOLIS® (fentanyl buccal soluble film) (CII) is licensed in the U.S. to Collegium Pharmaceutical pursuant to the U.S. licensing and development agreement between BDSI and Collegium. For full prescribing information and important safety information on BDSI products, including BOXED WARNINGS for ONSOLIS, please visit www.bdsi.com where the Company promptly posts press releases, SEC filings and other important information or contact the Company at (800) 469-0261. For full prescribing and safety information on BELBUCA, please visit www.belbuca.com and for full prescribing and safety information on BUNAVAIL, please visit www.bunavail.com.

Cautionary Note on Forward-Looking Statements

This press release and any statements of employees, representatives and partners of BioDelivery Sciences International, Inc. (the “Company”) related thereto contain, or may contain, among other things, certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve significant risks and uncertainties. Such statements may include, without limitation, statements with respect to the Company’s plans, objectives, projections, expectations and intentions and other statements identified by words such as “projects,” “may,” “will,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “potential” or similar expressions. These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission. Actual results (including, without limitation, the results of the Company search for a new chief executive and the operations of the Company under the leadership of such executive as described herein) may differ significantly from those set forth in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company’s control). The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future presentations or otherwise, except as required by applicable law.

BDSI®, BEMA®, ONSOLIS®, BUNAVAIL® and BELBUCA® are registered trademarks of BioDelivery Sciences International, Inc. The BioDelivery Sciences, BUNAVAIL and BELBUCA logos are trademarks owned by BioDelivery Sciences International, Inc. All other trademarks and tradenames are owned by their respective owners.

© 2017 BioDelivery Sciences International, Inc. All rights reserved.

Contacts

Investors:

Matthew P. Duffy

Managing Director

LifeSci Advisors, LLC

212-915-0685

matthew@lifesciadvisors.com

Al Medwar

Senior Vice President, Corporate and Business Development

BioDelivery Sciences International, Inc.

919-582-9050

amedwar@bdsi.com

Media:

Susan Forman/Laura Radocaj

Dian Griesel Int’l.

212-825-3210

sforman@dgicomm.com

lradocaj@dgicomm.com